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                                                                   Exhibit 5


                                  HILL & BARLOW
                              A Professional Corporation


                                                           May 16, 1997

HPSC, Inc.
60 State Street
Boston, MA 02109-1803

Gentlemen:

     We have acted as counsel for HPSC, Inc., a Delaware corporation (the "Company") with respect to a proposed offering (the "Offering") of a maximum of 4,000 shares of the Company's Common Stock, $.01 par value per share, (such 4,000 shares, the "Common Shares") to Lowell P. Weicker pursuant to the Stock Option Grant to Lowell P. Weicker (the "Option Grant") which was approved by the Board of Directors of the Company on December 7, 1995. We have assisted you in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the Offering.

     We have made such examination of law and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and such other documents, including the Option Grant, as we have considered relevant and necessary for the opinions hereinafter set forth.

     Based on the foregoing, we express the following opinions:

     1. The Common Shares have been duly authorized by all necessary corporate action of the Company.

     2. The Option Grant has been duly approved by the Board of Directors of Company.

     3. The Common Shares, upon issuance and delivery against payment as provided in the Option Grant, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Item 5.
Interests of Named Experts and Counsel." in the Registration Statement.

                                            Very truly yours,

                                            HILL & BARLOW,
                                            A PROFESSIONAL CORPORATION


                                            By: /s/Dennis W. Townley
                                                ---------------------
                                                Dennis W. Townley, a
                                                member of the firm